Exhibit 10.15

Office of the Senior Vice President	1 New Orchard Road
Human Resources	Armonk, NY 10504

March 1, 2021

Dear Elly,

I am delighted to extend an offer of employment to you at IBM as Group President, NewCo, currently the Managed Infrastructure Services unit of Global Technology Services (excluding TSS) effective March 8, 2021 (the “Hire Date”).

The attachment outlines the specifics of our offer. I am extremely excited about your joining the IBM team.

Please indicate your acceptance of this offer by signing and returning the letter along with the Noncompetition Agreement to me via email.

Sincerely,

/s/ Nickle LaMoreaux

Nickle LaMoreaux

Senior Vice President and Chief Human Resources Officer,

IBM Human Resources

Attachments

March 1, 2021

Elly Keinan

This letter confirms our offer of IBM employment to you as Group President, NewCo, reporting to Martin Schroeter, Chief Executive Officer, NewCo. Your primary responsibilities will be to ensure completion of The Transaction, as described below, and other responsibilities as agreed upon between you and NewCo’s Chief Executive Officer. The elements of your employment offer are:

Cash Compensation:

Effective on your first day of employment, your annualized base salary will be $800,000.00, and you will have an opportunity to receive a $1,600,000.00 bonus as set forth below. This is in addition to your participation in the IBM benefits plans. As an employee, you will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month. For 2021, your base salary will be prorated to reflect your actual IBM service.

In connection with IBM’s announced intention to spin-off the Managed Infrastructure Services unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company with IBM no longer owning any stake in the new company (the separate publicly listed company referred to as “NewCo”, and the spin-off referred to as “The Transaction”), which will occur on the date of the closing of such spin-off (referred to as “The Closing Date”), your bonus payment will depend on your successful completion of The Transaction. If achieved, your bonus will be paid no later than February 1, 2022. You must be an active employee on The Closing Date in order to be eligible to receive the bonus payout.

While IBM intends for The Transaction to be completed by December 31, 2021, if The Transaction is not completed by such date, IBM’s Chief Executive Officer may in his discretion decide to pay the bonus in full and such payment shall be made no later than February 1, 2022, provided you are an active employee of IBM or Newco on such payment date.

Additionally, you shall receive the bonus if the Transaction is not completed by December 31, 2021 for reasons beyond your reasonable control and your employment is terminated without Cause (as defined in the Noncompetition Agreement).

Please note, if prior to December 31, 2021 for strategic business reasons, (A) IBM unilaterally determines and formally announces that it will not complete The Transaction, or (B) if NewCo is sold to another buyer, and in both cases, the IBM CEO determines that the decision not to complete The Transaction or sell to another buyer was not made as a result of your performance in moving The Transaction to closure, you will be eligible to receive the bonus payment one month following the later of: (1) IBM’s formal announcement to not complete The Transaction (“Announcement Date”), or, (2) the closing date of the sale of NewCo (“Sale Date”). You must be an active employee on the

March 1, 2021

Elly Keinan

Announcement Date or the Sale Date, as applicable, in order to be eligible to receive the bonus payout.

New Hire Equity:

You will be awarded a new hire equity grant of $5,600,000.00 in planned value. You will receive 100% of this planned value as a special Performance Share Unit (PSU) award. Your award will be granted on the 1st of the month following your Hire Date, or as soon as practical thereafter. The number of PSUs granted will be determined by dividing the planned grant value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant.

In order to vest in your PSU award, you must meet two performance criteria (“Performance Criteria”), or be excused for the non-performance:

1.	You (a) successfully complete The Transaction as envisaged by no later than January 1, 2023 or (b) you are excused from completing the Transaction as envisaged for reasons beyond your reasonable control as described in the Terms and Conditions document provided with this offer letter; or (c) your employment is terminated without Cause (as such term is defined in your Noncompetition Agreement) by IBM.

2.	Immediately following The Closing Date you accept employment as the Group President of NewCo, provided this performance criterion is excused if NewCo’s offer of employment is not comparable in the aggregate to the terms of this offer letter, including your annual salary, bonus, and equity award.

PSUs are subject to the terms and conditions of the applicable IBM Long-Term Performance Plan, along with the Preliminary Award Agreement and Terms and Conditions document that is being provided with this offer letter. A final Award Agreement that indicates the number of PSUs granted will be provided after the grant date of your PSU award.

If the performance criteria described above are satisfied or excused, your award will generally vest and be released 33% on the six month anniversary of The Closing Date, 33% on the 1st anniversary of The Closing Date, and 34% on the 2nd anniversary of The Closing Date, assuming all other conditions in your equity award agreement and its incorporated terms and conditions are met.

If as of The Closing Date the fair market value of the IBM shares underlying your PSU award (the “IBM PSU Share Value”) is less than $5,600,000 by $50,000 or more, then immediately after The Closing Date, provided that the Performance Criteria have been met, or excused, NewCo shall grant an RSU award to you with respect to a number of shares of NewCo common stock with a value on the date of grant equal to the difference between

March 1, 2021

Elly Keinan

(a) $5,600,000; and (b) IBM PSU Share Value (“Value Difference”). Such RSU grant shall be released on the same schedule as the PSU award described above.

If instead of The Transaction, NewCo is sold to another buyer, and as of the Sale Date the IBM PSU Share Value is less than $5,600,000 by $50,000 or more, and you accept employment with the buyer, then the buyer shall grant an RSU award, or substantially equivalent cash or equity based award in an affiliate of buyer, with a value equal to the Value Difference (determined using the IBM PSU Share Value on the Sale Date), with the award being released on the same schedule as the PSU award.

Sign-on Bonus Payment:

As part of your employment offer, you will be provided a sign-on bonus of $2,000,000.00 which will be paid in one of your semi-monthly paychecks within two months of the commencement of your IBM employment. This payment will be less applicable tax withholdings. Please note the payment is subject to the terms and conditions of the repayment agreement attached and require your signature. Please see the attached repayment agreement for the complete terms.

Termination Notice

Your employment is at-will but you may not resign for any reason and your employment may not be terminated for any reason without first having given the other party 60 days written notice of resignation or termination. Payments that would ordinarily be made during that 60 day notice period shall continue to be made during such notice period, awards that are scheduled to vest under the applicable award agreement and terms and conditions document during the 60 day notice period, shall vest as scheduled, and employee benefits shall continue in accordance with the terms of such plans during that 60 day notice period.

Benefits:

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan. After you complete one year of IBM service, this Plan offers a 100% Company match, up to 5% of eligible pay, plus a 1% automatic contribution. In addition, if you meet certain eligibility requirements during the annual enrollment period held each fall, you may also be eligible to participate in the IBM Excess 401(k) Plus Plan that provides benefits in excess of the IRS limits. Additional details on these programs will be provided separately. For detailed information on IBM Health Care benefits, visit the Health Care Benefits at IBM site at http://www.ibm.com/employment/us/benefits/.

If you have additional benefits questions after visiting our website, please contact Paul Dunkle.

March 1, 2021

Elly Keinan

Additionally, the Affordable Care Act (ACA) requires companies to provide employees with a Notice of Exchanges which discusses the Health Insurance Marketplace; a public option where individuals may purchase health care coverage. This notice is attached for your information.

As is customary at IBM, this offer is contingent upon the completion of our pre-employment process, including verification of your application materials and your ability to work for IBM without restriction (which means you do not have non-compete obligations or other restrictive clause with your current or former employer; or any non-compete or other restrictions have been disclosed by you and resolved to IBM's satisfaction).

IBM employees are required to comply with IBM’s Business Conduct Guidelines. Once you have authorized access to the IBM Intranet, you will be able to read and/or print the contents of these documents, and will be required to acknowledge receipt and compliance with the guidelines.

U.S. Laws and regulations prohibit the unauthorized release of restricted technology to certain persons. IBM, in order to comply with these legal requirements, must ascertain whether someone who may be given access to restricted technology is a “Foreign Person” subject to these export control restrictions. If someone is a Foreign Person for export control purposes, then he/she may need to be granted an export license or other government authorization before starting in a position with access to restricted technology. Therefore, if you indicated that you are a Foreign Person on your employment application (by answering “no” to the question “Are you a U.S. citizen or national, a permanent resident? or “yes” to the question “Are you a refugee, an asylee or authorized to work under the amnesty provisions of U.S. immigration law?”), you will be contacted by a member of IBM's Recruitment organization who will ask for your country(s) of citizenship and permanent residence. Your country(s) of citizenship and permanent residence will enable IBM to determine the type of export license which would be required, should you be placed in a position with access to restricted technology. Our ability to obtain an export license for you may be a factor in IBM’s decision to continue with your pre-employment process, depending on the staffing needs of the hiring manager.

For tax and payroll purposes, you will require a Social Security Number. If you do not have one, you must apply for a number at your Social Security Administration Office before your first day of employment. Also, please note that IBM may be required to withhold federal tax at a different rate based upon your alien residency tax filing status. For more information on this, please review IRS Publication 519 before completing the W4 from, http://www.irs.gov/publications/p519/ch01.html. If you are a nonresident alien, you will need to complete the W-4 form using the provided instructions on your first day of work, http://www.irs.gov/publications/p519/ch08.html.

March 1, 2021

Elly Keinan

Your employment is also contingent upon your compliance with the U.S. immigration law. The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9) and to provide on your first day of employment documents that verify your identity and employment eligibility. By accepting this offer, you will be required to comply with this law. The terms of this letter are not a contract of employment and do not imply employment for any specific period of time. Rather, employment at IBM is at-will, which means that either you or IBM may terminate your employment at any time, for any reason and without prior notice, subject to the provisions of this offer letter. No modification of this at-will status is valid unless contained in writing signed by two authorized representatives of IBM.

On your first day of employment you will be required to sign IBM's form regarding confidential information and intellectual property. If you would like to review or discuss this document in advance, please contact Paul Dunkle.

Accepted:	/s/ Elly Keinan

Date:	03/02/2021

Projected Start Date:	03/08/2021

Long-Term Incentive Award Acceptance Information

Dear Elly Keinan:

IBM's grants to you become effective only after, and are conditioned upon your accepting the terms and conditions of the award agreements, the accompanying "Terms and Conditions of Your Equity Award Effective March 1, 2021" (“Terms and Conditions”) document attached below and the Long-Term Performance Plan (“LTPP”) under which these long-term incentive awards are granted, including those provisions relating to the cancellation and rescission of awards.

If you have not read the LTPP prospectus that governs your equity awards, please do so by viewing the “Prospectuses” section of the executive compensation web site ( http://w3.ibm.com/hr/exec/comp/eq_prospectus.html). The prospectus contains the terms of the LTPP and is the legal offering document covering IBM's stock-based awards, and you should read it before accepting your grant. In the event of any conflict between the terms of the LTPP and the information provided on this screen, the LTPP shall govern.

To record your acceptance and agreement to the terms and conditions of your award, you must press the ACCEPT button below. By pressing the ACCEPT button below, you are certifying that you have read and understand the terms and conditions of each award agreement, the Terms and Conditions document and the LTPP covering each stock-based award listed here, and that you accept and agree to all the relevant terms and conditions.

Until you formally accept your award, Restricted Stock Units and/or Performance Share Units will not be released to you or settled at vesting and Stock Options will not be exercisable. In addition, after you accept your award and your RSU or PSU award vests, the shares (net of taxes where applicable) will typically be available for sale, and/or transfer at https://www.stockplanconnect.com/ within 2 business days from the vesting and/or payout date, as applicable. As described in the plan documents, the Company withholds taxes from your award (and/or reports income) as required by local laws. In some countries, the Company does not withhold taxes because there is no requirement to do so. Irrespective of any withholding and/or reporting by the Company, it is important for you to consult with your personal tax advisor to satisfy your individual tax obligations.

Award Type	Award Date	Shares / Units	Long-Term Performance Plan
Performance Share Units (PSUs)	April 1, 2021	44,285	1999

International Business Machines Corporation ("IBM") Equity Award Agreement IBM Confidential

Plan	IBM 1999 Long-Term Performance Plan (the "Plan")

Award Type	Performance Share Units (PSUs)

Purpose	The purpose of this Award is to retain selected executives. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.

Awarded to	Elly Keinan

Home Country	United States (USA) 0104359

Award Agreement	This Equity Award Agreement, together with the "Terms and Conditions of Your Equity Award Effective March 1, 2021" ("Terms and Conditions") document and the Plan http://w3.ibm.com/hr/exec/comp/eq_prospectus.html, both of which are incorporated herein by reference, together constitute the entire agreement between you and IBM with respect to your Award. This Equity Award Agreement shall be governed by the laws of the State of New York, without regard to conflicts or choice of law rules or principles.

Grant	Date of Grant	# PSUs Awarded
	April 1, 2021	44,285

Vesting

In connection with IBM’s announced intention to spin-off the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company (the separate publicly listed company referred to as “NewCo” and the spin-off referred to as “The Transaction”), which will occur on the date of the closing of such spin-off (referred to as “The Closing Date”). You can earn the PSUs awarded above, provided both of the following “Performance Criteria” have been met:

1.     You ensure successful completion of The Transaction as envisaged (for the avoidance of doubt, as a spin-off of the Managed Infrastructure Services Unit of the GTS business (excluding TSS)), with IBM no longer owning any equity stake in NewCo following The Closing Date of The Transaction ; and

2.     You accept employment as Group President of NewCo immediately following The Closing Date of The Transaction

If both of the above Performance Criteria are satisfied as determined by the IBM Chief Executive Officer, your awards will be converted into shares of NewCo Restricted Stock Units (RSUs) according to the stated conversion formula for all unvested IBM equity awards on or around The Closing Date, and will vest in accordance with the following schedule:

•     33% on the six-month anniversary of The Closing Date

•     33% on the 1st anniversary of The Closing Date

•     34% on the 2nd anniversary of The Closing Date

Payout of Awards

Following the vesting dates described above, the Company or NewCo shall deliver to you a number of shares of Capital Stock equal to the number of your earned RSUs, net of any applicable tax withholding, and the respective PSUs shall thereafter be canceled.

All payouts under this Award are subject to the provisions of the Plan, this Agreement and the Terms and Conditions document, including those relating to the cancellation and rescission of awards.

Page 1 of 3                                      IBM Confidential

International Business Machines Corporation ("IBM")
Equity Award Agreement

Terms and Conditions of Your Equity Award	Refer to the Terms and Conditions document attached for an explanation of the terms and conditions applicable to your Award, including those relating to:
	•	Cancellation and rescission of awards (also see below)
	•	Jurisdiction, governing law, expenses and taxes
	•	Non-solicitation of Company employees and clients, if applicable
	•	Treatment of your award in the event the Performance Criteria above cannot be met , including Performance Criteria that cannot met by no fault of your own
	•	Treatment of your Award in the event of death or disability or leave of absence
	•	Treatment of your Award upon termination of employment, including for cause, and under all other circumstances.

It is strongly recommended that you print the Terms and Conditions document for later reference .

Cancellation and Rescission	You understand that IBM may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award in accordance with the terms of the Plan, including, without limitation, canceling or rescinding this Award if you render services for a competitor prior to, or during the Rescission Period. You understand that the Rescission Period that has been established is 12 months. Refer to the Terms and Conditions document and the Plan for further details.

Data Privacy, Electronic Delivery

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among IBM and its subsidiaries and affiliates as necessary, and with any vendor engaged by IBM to administer this Award, subject to the Terms and Conditions document; you also consent to receiving information and materials in connection with this Award or any subsequent awards under IBM's long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

Extraordinary Compensation

Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future. Future grants, if any, are at the sole grace and discretion of IBM, including but not limited to, the timing of the grant, the number of units and vesting provisions. This Equity Award Agreement is not part of your employment agreement, if any.

Page 2 of 3                                      IBM Confidential

International Business Machines Corporation ("IBM")
Equity Award Agreement

Accept Your Award	This Award is considered valid when you accept it. This Award will be cancelled unless you accept it by 11:59 p.m. Eastern time two business days prior to the Closing Date. By pressing the Accept button below to accept your Award, you acknowledge having received and read this Equity Award Agreement, the Terms and Conditions document and the Plan under which this Award was granted and you agree (i) not to hedge the economic risk of this Award or any previously-granted outstanding awards, which includes entering into any derivative transaction on IBM securities (e.g., any short sale, put, swap, forward, option, collar, etc.), (ii) to comply with the terms of the Plan, this Equity Award Agreement and the Terms and Conditions document, including those provisions relating to cancellation and rescission of awards and jurisdiction and governing law, and (iii) that by your acceptance of this Award, all awards previously granted to you under the Plan or other IBM Long -Term Performance Plans are subject to (A) jurisdiction, governing law, expenses, taxes and administration section of the Terms and Conditions document (unless you are, and have been for at least 30 days immediately preceding, a resident of or an employee in Massachusetts at the time of the termination of your employment with IBM, in which case the jurisdiction, governing law, expenses, taxes and administration terms of your previous awards shall apply) and (B) any cancellation, rescission or recovery required by applicable laws, rules, regulations or standards, including without limitation any requirements or standards of the U.S. Securities and Exchange Commission or the New York Stock Exchange.

Page 3 of 3                                      IBM Confidential

IBM

TERMS AND CONDITIONS OF YOUR

EQUITY AWARD:

EFFECTIVE March 1, 2021

Terms and Conditions of Your Equity Award

Table of Contents

Introduction	3

How to Use This Document	3

Definition of Terms	4

Provisions that apply to all countries	6

Provisions that apply to select countries	8

Provisions that apply to the Performance Share Units (PSUs)	9

a. Performance Share Units (“PSUs”) including Cash-Settled PSUs	9

Provisions that apply to specific countries	12

a. Denmark	12

b. Israel	12

c. United States	12

Equity Awards: March 1, 2021	Page 2 of 11

Terms and Conditions of Your Equity Award

Introduction

This document provides you with the terms and conditions of your Award that are in addition to the terms and conditions contained in your Equity Award Agreement for your specific Award. Also, your Award is subject to the terms and conditions in the governing plan document; the applicable document is indicated in your Equity Award Agreement and can be found at https://w3cms.s3-api.us-geo.objectstorage.softlayer.net/inline-files/LTPP_1999_august_2007_prospectus.pdf.

How to Use This Document

Terms and conditions that apply to all awards in all countries can be found on page 6. Review these in addition to any award- or country-specific terms and conditions that may be listed. Once you have reviewed these general terms, check in your Equity Award Agreement for any award-specific and/or country-specific terms that apply to your Award.

Equity Awards: March 1, 2021	Page 3 of 11

Terms and Conditions of Your Equity Award:

Definition of Terms

The following are defined terms from the Long-Term Performance Plan, your Equity Award Agreement, or this Terms and Conditions document. These are provided for your information. In addition to this document, see the Plan prospectus and your Equity Award Agreement for more details.

“Awards” -- The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

"Board" -- The Board of Directors of International Business Machines Corporation ("IBM").

"Capital Stock" -- Authorized and issued or unissued Capital Stock of IBM, at such par value as may be established from time to time.

“Committee” -- The committee designated by the Board to administer the Plan.

"Company" -- IBM and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which IBM has an equity interest.

“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

“Equity Award Agreement” -- The document provided to the Participant which provides the grant details.

"Fair Market Value" -- The average of the high and low prices of Capital Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which sales of Capital Stock were made on said exchange.

“NewCo” – Referred to as the working name of the envisaged new company that is created as a result of IBM spinning-off the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

Equity Awards: March 1, 2021	Page 4 of 11

"Participant" -- An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by IBM or by a subsidiary corporation (within the meaning of section 424(f) of the Code) of IBM, including a subsidiary that becomes such after the adoption of the Plan.

“Performance Team” -- For purposes of the Plan, the Performance Team refers to the team of IBM’s senior leaders who run IBM Business Units or geographies, including the chairman and CEO. The CEO selects and invites these senior leaders to join the Performance Team.

“Plan” -- Any IBM Long-Term Performance Plan.

“Termination of Employment” -- For the purposes of determining when you cease to be an employee for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer employed by IBM or a subsidiary corporation that employed the Participant when the Award was granted unless approved by a method designated by those administering the Plan.

“The Announcement Date” – If applicable, the date that IBM formally announces that it will not complete the spin-off of the Managed Infrastructure Services Unit of its IBM Global Technology Services business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

“The Closing Date” – The date that IBM completes the spin-off of the Managed Infrastructure Services Unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed Company, with IBM no longer owning any equity stake in the new company.

“The Sale Date” – If applicable, the date that IBM completes the sale of the Managed Infrastructure Services Unit of its IBM Global Technology Services business and organization (excluding TSS) to another buyer (rather than being spun-off as a separate publicly listed company).

“The Transaction” – The spin-off of the Managed Infrastructure Services Unit of IBM’s

Global Technology Services business and organization (excluding TSS) as a separate publicly listed company, with IBM no longer owning any equity stake in the new company.

Equity Awards: March 1, 2021	Page 5 of 11

Terms and Conditions of Your Equity Award:

Provisions that apply to all countries

The following provisions apply to all countries and for the following Award types: Performance Share Units and Cash-Settled Performance Share Units.

Cancellation and Rescission

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of the Plan and your Equity Award Agreement (including the provisions relating to termination of employment, death and disability) shall be made in IBM’s sole discretion. Determinations made under your Equity Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

You agree that the cancellation and rescission provisions of the Plan and your Equity Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Plan) may result in cancellation or rescission of your Award. Detrimental Activity includes your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company.

Jurisdiction, Governing Law, Expenses, Taxes and Administration

Your Equity Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Equity Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or, Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of your Equity Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of your Equity Award Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce your Equity Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

Equity Awards: March 1, 2021	Page 6 of 11

If the Company, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of your Award, without limiting the Company’s rights under Section 9 of the Plan, the Company may withhold the number of shares that it determines is required to satisfy such liability and/or the Company may withhold amounts from other compensation to the extent required to satisfy such liability under federal, state, provincial, local, foreign or other tax laws. To the extent that such amounts are not withheld, the Company may require you to pay to the Company any amount demanded by the Company for the purpose of satisfying such liability.

If the Company changes the vendor engaged to administer the Plan, you consent to moving all of the shares you have received under the Plan that is in an account with such vendor (including unvested and previously vested shares), to the new vendor that the Company engages to administer the Plan. Such consent will remain in effect unless and until revoked in writing by you.

Equity Awards: March 1, 2021	Page 7 of 11

Terms and Conditions of Your Equity Award:

Provisions that apply to select countries

The following provisions apply to select countries and for the following Award types, Performance Share Units and Cash-Settled Performance Share Units, granted to all individuals in all countries except those with a home country of Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, and Venezuela.

Non-Solicitation

In consideration of your Award, you agree that during your employment with the Company and for two years following the termination of your employment for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company. Also, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your job responsibilities during the last year of your employment with the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

Equity Awards: March 1, 2021	Page 8 of 11

Terms and Conditions of Your Equity Award:

Provisions that apply to the Performance Share Units (PSUs) for all countries

a. Performance Share Units (“PSUs”) including Cash-Settled PSUs

Treatment of your Award in the Event that the Performance Criteria cannot be met

Performance Criteria are not met because IBM unilaterally determines that The Transaction will no longer be completed as envisaged

If for strategic business reasons, IBM unilaterally decides to formally change course and announces that it will not move forward with The Transaction as envisaged (The Announcement Date), and the IBM Chief Executive Officer determines that the decision to change course was not made as a result of your performance in moving The Transaction to closure, IBM agrees that you satisfied the Performance Criteria of your Equity Award Agreement upon your termination of employment with IBM, and your PSUs will be released on the following schedule after The Announcement Date:

•	33% on the 6 month anniversary of The Announcement Date
•	33% on the 1st anniversary of The Announcement Date
•	34% on the 2nd anniversary of The Announcement Date

Performance Criteria are not met because NewCo is purchased by another buyer

If, during the course of completing The Transaction, NewCo is purchased by another buyer, and you are selected and agree to the role in NewCo that is designated in your Award Agreement immediately following the sale of NewCo, IBM agrees that you satisfied the Performance Criteria of your Equity Award Agreement and your PSUs will convert to NewCo RSUs or a substantially equivalent cash or equity-based award in an affiliate of buyer and vest in accordance with your Equity Award agreement.

If, however, NewCo is purchased by another buyer, and the IBM Chief Executive Officer determines that the decision to sell to another buyer was not made as a result of your performance in moving The Transaction to closure, but you were NOT selected for a role in NewCo that is substantially comparable to the role designated in your Award Agreement, IBM agrees that you satisfied the Performance Criteria of your Equity Award agreement upon your termination of employment with IBM, and your PSUs will be released on the following schedule after The Sale Date:

•	33% on the 6 month anniversary of the Sale Date
•	33% on the 1st anniversary of The Sale Date
•	34% on the 2nd anniversary of The Sale Date

Equity Awards: March 1, 2021	Page 9 of 11

Performance Criteria not met Due to Termination by IBM without Cause

If prior to completion of The Transaction or prior to The Sale Date, IBM terminates your employment without Cause (as such term is defined in section 2 of your Noncompetition Agreement), IBM agrees that you satisfied the Performance Criteria of your Equity Award Agreement upon your termination of employment, and your PSUs will be released on the following schedule after the date of your termination from employment (the “Termination Date”):

•	33% on the 6 month anniversary of The Termination Date
•	33% on the 1st anniversary of The Termination Date
•	34% on the 2nd anniversary of The Termination Date

Performance Criteria not met Due to Lack of Comparable Offer of Employment:

If The Transaction is completed, and you do not accept employment with NewCo because (i) you are not selected for the role in NewCo that is substantially comparable to the role that is designated in your Award Agreement; or (ii) the offer of employment is not comparable in the aggregate with your annual salary, bonus and equity award in effect at the time of the Transaction, IBM agrees that you satisfied the Performance Criteria of your Equity Award Agreement upon your termination of employment, and your PSUs will be released on the following schedule after the date of your termination from employment (the “Termination Date”):

•	33% on the 6 month anniversary of The Termination Date
•	33% on the 1st anniversary of The Termination Date
•	34% on the 2nd anniversary of The Termination Date

Performance Criteria not met for other reasons

If, other than by death or disability described below, your performance conditions are not met for any other reason by January 1, 2023, your PSUs will be cancelled when the performance criteria have been determined to have not been met.

Termination of Employment, including Death and Disability, and Leave of Absence

Termination of Employment and Leave of Absence

If you cease to be an active employee for any reason (other than on account of death or are disabled as described in Section 12 of the Plan) before they vest in accordance with the terms of your Equity Award Agreement, all PSUs are canceled immediately.

Death or Disability

Prior to the Date of Payout, (i) in the event of your death or (ii) if you are disabled (as described in Section 12 of the Plan), all PSUs shall continue to vest and be released according to the terms of your Equity Award Agreement. In the event The Transaction does not occur as envisaged by January 1, 2023, the PSUs would be released by January 1, 2023.

Equity Awards: March 1, 2021	Page 10 of 11

Terms and Conditions of Your Equity Award:

Provisions that apply to specific countries

a. Denmark

i. All Awards

Non-Solicitation

The following part of the above non-solicitation provision does not apply to those individuals with the home country of Denmark: “In consideration of your Award, you agree that during your employment with the Company and for two years following the termination of your employment for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company.”

b. Israel

i. All Awards

Data Privacy

In addition to the data privacy provisions in your Equity Award Agreement, you agree that data, including your personal data, necessary to administer this Award may be exchanged among IBM and its subsidiaries and affiliates as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by IBM to administer this Award.

c. United States

i. All Awards

Nothing in the Plan prospectus, your Equity Award Agreement or this Document affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016, as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law.

If you are, and have been for at least 30 days immediately preceding, a resident of, or an employee in Massachusetts at the time of the termination of your employment with IBM, cancellation and rescission provisions of the Plan will not apply if you engage in competitive activities after your employment relationship has ended with IBM. For the avoidance of doubt, cancellation and rescission provisions of the Plan will apply if you engage in (1) any Detrimental Activity prior to your employment relationship ending with IBM or (2) any Detrimental Activity described in Section 13(a) of the Plan other than engaging in competitive activities after your employment relationship has ended with IBM.

Equity Awards: March 1, 2021	Page 11 of 11

IBM

Executive Sign-on Payment Repayment Agreement

This form must be completed in order to receive your Sign-On Payment.

Employee Name	Date of Hire	E-Mail Address

Keinan, Elly	March 8, 2021

Phone	Resident Location	Work Location

	New York, NY	U.S.

Prior to receiving any payment, I understand and agree to the following terms:

I am eligible to receive a sign-on payment in the total amount of $2,000,000.00. The payment will be made no later than two months following my hire date.

•	The sign-on payment is earned on the earned date identified in the schedule below. If my employment with IBM ends within two years after my hire date, I will repay to IBM the sign-on payment.

•	In connection with IBM’s announced intention to spin-off the Managed Infrastructure Services business (NewCo) as a separate publicly listed company, which will occur on the date of the closing of such spin-off (the Closing Date), referred to below as the Transaction, my repayment requirement will continue with NewCo.

•	However, in the event that my employment with IBM or NewCo is terminated within the first two years of my employment for any of the following reasons, the repayment requirement mentioned above will not apply.

1.	IBM unilaterally decides to formally change course and announces that it will not move forward with the Transaction, and the IBM Chief Executive Officer determines that the decision to change course was not made as a result of my performance in moving The Transaction to closure;

2.	NewCo is purchased by another buyer and the IBM Chief Executive Officer determines that the decision to sell to another buyer was not made as a result of my performance in moving the Transaction to closure, and I am NOT selected for a role in NewCo that is substantially comparable to Group President;

3.	Without cause (as defined in my Noncompetition Agreement with IBM).

•	If I take a leave of absence from working for IBM on an active, full-time basis before the payment earned date or during the repayment period, the payment earned date and my obligation to repay the relevant installment payment will be extended for the period of the leave of absence.

•	Similarly, if I convert to part-time employment status from active, full-time employment at IBM before the payment earned date or during the repayment period, the payment earned date and my obligation to repay the payment will be extended for the period of time represented by the difference between one year’s active, full-time employment and the hours worked on my part-time employment schedule.

To the extent permitted by law, I also authorize IBM to deduct any unearned sign-on payment balance, less any tax withholdings, owed to IBM from any funds IBM may owe me at the time of my departure, such as wages, commissions, vacation, or bonus payments. If, after IBM has deducted the amount from funds owed to me at the time of my departure, a balance owed to IBM remains, I shall repay the balance to IBM.

*IBM Confidential	1

IBM

Executive Sign-on Payment Repayment Agreement

This Sign-on Payment Repayment Agreement does not constitute a contract of employment or create or grant any right to continued employment with IBM for any period of time. My employment remains “at will” and may end at any time by IBM or me.

Payment Amount	Payment Date	Payment Earned Date
$2,000,000	Within 2 months of hire	2 years from date of hire

Employee Signature	Date
/s/ Elly Keinan	03/02/2021

*IBM Confidential	2